Exhibit 10.1
Unity Software Inc.
2020 Equity Incentive Plan
PSU Award Grant Notice
Unity Software Inc. (the “Company”) has awarded to you (the “Participant”) the number of performance-based restricted stock units (“PSUs”) specified and on the terms set forth below (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Global Performance-Based Restricted Stock Unit Award Agreement, including Attachment I, and any country-specific appendices thereto (the “Appendix”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Global Performance-Based Restricted Stock Unit Award Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Target Number of PSUs:

Vesting Schedule:	In order for any PSUs subject to the PSU Award to vest: (i) the Participant must remain in Continuous Service through the Final Certification Date and (ii) the applicable Performance Goals for the Performance Periods must be satisfied at or above the Threshold level, each as set forth in and subject to the terms of Attachment I.

Issuance Schedule:
Subject to Section 5 of the Global Performance-Based Restricted Stock Unit Award Agreement, if a PSU vests as a result of satisfaction of both applicable vesting requirements as described above, one share of Common Stock will be issued for such vested PSU on the first Quarterly Installment Date to occur following the applicable vesting date (as set forth in Attachment I). “Quarterly Installment Date” means February 25, May 25, August 25 or November 25 of a given year.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Global Performance-Based Restricted Stock Unit Award Agreement (including Attachment I and the Appendix), all of which are made a part of this document. This Grant Notice, the Global Performance-Based Restricted Stock Unit Award Agreement, Attachment I and the Appendix (collectively, the “Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company, unless otherwise provided in the Plan.
•You have read and are familiar with the provisions of the Plan, the Agreement and the Prospectus. In the event of any conflict between the provisions in this Agreement (including the Grant Notice, the Global Performance-Based Restricted Stock Unit Award Agreement, Attachment I and the Appendix) or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.
6731065-v2\GESDMS

•You consent to receive the Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
•Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

UNITY SOFTWARE INC.		PARTICIPANT:

By:
	Signature		Signature

Title:		Date:

Date:

Unity Software Inc.
2020 Equity Incentive Plan
Global Performance-Based Restricted Stock Unit
Award Agreement (PSU Award)
As reflected by your PSU Award Grant Notice (“Grant Notice”) Unity Software Inc. (the “Company”) has granted you a PSU Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of performance-based restricted stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Global Performance-Based Restricted Stock Unit Award Agreement for your PSU Award, including Attachment I, the Appendix as defined below and the Grant Notice constitute your Agreement (the Grant Notice, Global Performance-Based Restricted Stock Unit Award Agreement, Attachment I and the Appendix, collectively, are referred to as the “Agreement”). Defined terms not explicitly defined in this Global Performance-Based Restricted Stock Unit Award Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable
The general terms applicable to your PSU Award are as follows:
1.Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:
(a)Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PSU Award;
(b)Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PSU Award; and
(c)Section 8(c) of the Plan regarding the tax consequences of your PSU Award.
Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.GRANT OF THE PSU AWARD. This PSU Award represents your right to be issued on a future date the number of shares of Common Stock that is equal to between 0% and 150% of the Target Number of Performance-Based Restricted Stock Units indicated in the Grant Notice, subject to your satisfaction of the vesting conditions set forth therein (the “PSUs”), which Target Number of Performance-Based Restricted Stock Units shall be modified to reflect any Capitalization Adjustment. Any additional PSUs that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PSUs covered by your PSU Award.
3.DIVIDENDS. You shall receive no benefit or adjustment to your PSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your PSU Award after such shares have been delivered to you.

4.WITHHOLDING OBLIGATIONS.
(a)Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or vesting of the PSU Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this PSU Award, including, but not limited to, the grant or vesting of the PSU Award, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (1) causing you to pay any portion of the Tax Liability in cash; (2) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (3) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award ; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your PSUs to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event the obligation of the Company or applicable Service Recipient with respect to the Tax Liability arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(b)The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates, in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities. If the Tax Liability is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the PSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax Liability.

(c)You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award.
5.DATE OF ISSUANCE.
(a)The issuance of shares in respect of the PSUs is intended to comply with U.S. Treasury Regulations Section 1.409A-3(a) and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more PSUs vests, the Company shall issue to you one (1) share of Common Stock for each vested PSU. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and
(ii)either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).
6.TRANSFERABILITY. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution
7.CORPORATE TRANSACTION. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
8.NO LIABILITY FOR TAXES. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to Tax Liability arising from the PSU Award or other compensation from the Company or the Service Recipient and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.

9.SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
10.OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.
11.QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable U.S. federal income tax consequences, please see the Prospectus.
12.LOCK-UP. By accepting this PSU Award, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for such period of time as any underwriters or the Company may request in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act; provided that transactions pursuant to Section 4 hereof shall be exempt from any such lock-up request.. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 12. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 12 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
..
13.VENUE. For purposes of any action, lawsuit, or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California, or the federal courts for Northern District of California, and no other courts, where this grant is made and/or to be performed.
14.WAIVER. You acknowledge that a waiver by the Company of any provision, or breach thereof, of this Agreement on any occasion shall not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
15.APPENDIX. Notwithstanding any provisions in this Agreement, the PSU Award shall be subject to any additional or different terms and conditions set forth in the Appendix to this Global Performance-Based Restricted Stock Unit Award Agreement for your country (the “Appendix”) set forth as Exhibit A to this Global Performance-Based Restricted Stock Unit Award Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the additional or different terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Global Performance-Based Restricted Stock Unit Award Agreement.

16.RECOUPMENT. All PSU Awards, whether unvested or vested, and any shares of Common Stock issued at vesting of PSU Awards, shall be subject to the Company’s Executive Clawback Policy, as amended from time to time (the “Clawback Policy”), such that any PSU Awards granted to a Participant who is subject to the Clawback Policy, and any shares of Common Stock acquired pursuant to such PSU Awards, shall be subject to deduction, clawback or forfeiture, as provided under the Clawback Policy. Further, the PSU Awards, whether unvested or vested, and any shares of Common Stock issued on vesting of the PSU Awards, shall be subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under Applicable Laws. In order to satisfy any recoupment obligation arising under the Clawback Policy or otherwise under Applicable Laws, among other things, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any shares of Common Stock or other amounts acquired pursuant to the PSU Award to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy.
****

ATTACHMENT I

Unity Software Inc.
2020 Equity Incentive Plan
PSUs
Vesting Criteria
Subject to the limitations set forth in the Plan and the Agreement, the number of PSUs subject to the PSU Award that may vest is based on the averaged achievement levels of the Performance Goals (as set forth below in Section 2) for the Performance Periods (as set forth below in Section 1), subject to your Continuous Service through the Final Certification Date (as set forth in Section 6), except as specifically provided in Section 4(b) or Section 5(b). Unless otherwise specified, any reference to “Sections” in this Attachment I pertains to the Sections within this Attachment I.
1.Performance Periods
The “Three-Year Performance Period” means January 1, 2025 through December 31, 2027, and is comprised of three 1-year Performance Periods that track the Company’s fiscal years, respectively, and are as follows (each, a “Performance Period”):
(1)the 2025 Performance Period - January 1, 2025 through December 31, 2025.
(2)the 2026 Performance Period - January 1, 2026 through December 31, 2026.
(3)the 2027 Performance Period - January 1, 2027 through December 31, 2027.
1/3 of the Target Number of PSUs (as set forth in the Grant Notice) is allocated to each Performance Period.
2.Performance Goals
For each Performance Period, the Compensation Committee will establish Performance Goals relating to the Company’s Revenue and Adjusted EBITDA Margin (the “Revenue Goal” and the “Adjusted EBITDA Margin Goal” and together, the “Performance Goals”). The Performance Goals will be communicated to you annually, as soon as practicable after being established by the Compensation Committee. 75% of the Target Number of PSUs will be subject to the achievement of the Revenue Goal and 25% of the Target Number of PSUs will be subject to the achievement of the Adjusted EBITDA Margin Goal. Each Performance Goal will include a “Threshold,” “Target” and “Maximum” achievement level, corresponding to a Performance Attainment Factor of 50%, 100% and 150%, respectively, as set forth in the table below.

	Revenue Goal – Weighted 75%	Adjusted EBITDA Margin Goal – Weighted 25%
	Performance Attainment Factor	Performance Attainment Factor
Minimum Performance	0%	0%
Threshold Performance	50%	50%
Target Performance	100%	100%
Maximum Performance	150%	150%
If actual performance falls between the Threshold and Target or between the Target and Maximum achievement levels, linear interpolation will be used to calculate the applicable Performance Attainment Factor.
In order for any PSUs to become eligible to vest, Threshold performance must be attained on at least one of the Performance Goals in at least one of the Performance Periods.

3.Eligible PSUs – Averaged Achievement
The number of PSUs eligible to vest shall be determined based on the average, during the Three-Year Performance Period, of the Performance Attainment Factors for (a) the Revenue Performance Goal (the “Average Revenue Performance Attainment Factor”) and (b) the Adjusted EBITDA Margin Performance Goal (the “Average Adjusted EBITDA Margin Performance Attainment Factor”), in accordance with the formula set forth below, and rounded down to the nearest whole share (such PSUs, the “Eligible PSUs”).
For the Three-Year Performance Period, the Eligible PSUs shall equal (A) + (B), where
(A) = The Target Number of PSUs, multiplied by 75%, multiplied by the Average Revenue Performance Attainment Factor
(B) = The Target Number of PSUs, multiplied by 25%, multiplied by the Average Adjusted EBITDA Margin Performance Attainment Factor
In no event shall the number of Eligible PSUs exceed 150% of the Target Number of PSUs. Any PSUs for which the Performance Goal is not achieved pursuant to this Section 3 shall automatically be forfeited, except as specifically provided below in Section 4(b) or Section 5(b).
4.Vesting of Eligible PSUs
(a)Regular Vesting
The Eligible PSUs shall vest in full on the Final Certification Date, subject to your Continuous Service through the Final Certification Date, except as specifically provided below in Section 4(b) or Section 5(b).
(b)Death
Upon a termination of your Continuous Service due to your death, all then outstanding and unvested PSUs shall immediately vest based on (i) actual performance with respect to any Performance Period for which the applicable Performance Attainment Factors have been Certified by the Compensation Committee as of the date of death, and (ii) Target Performance with respect to any Performance Period for which the Performance Attainment Factors have not been so Certified.
5.Change in Control
(a)Treatment of PSUs upon a Change in Control
Notwithstanding Section 2 and Section 3 above, if a Change in Control occurs, then notwithstanding anything to the contrary in the Company’s Executive Severance Plan, the number of PSUs eligible to vest shall be determined based on (i) actual performance with respect to any Performance Period for which the applicable Performance Attainment Factors have been Certified by the Compensation Committee as of the date of the Change in Control, and (ii) Target Performance with respect to any Performance Period for which the Performance Attainment Factors have not been so Certified (the “CIC Eligible PSUs”). Except to the extent accelerated in connection with the Change in Control, the CIC Eligible PSUs shall convert to time-based awards that shall vest ratably in equal installments on each of the three anniversaries of the Date of Grant set forth in the Grant Notice (the “Ratable Vesting Dates”), subject to your Continuous Service through each such date, except as provided in Section 4(b) above or Section 5(b) below. To the extent that the Change in Control occurs on or after a Ratable Vesting Date, the portion of the CIC Eligible PSUs allocated to such Ratable Vesting Date under this Section 5(a) will vest in full on the date of the Change in Control, subject to your Continuous Service through such date.
(b)Qualified Termination Event in connection with a Change in Control
In the event that you experience a Qualified Termination Event during the Change in Control Period (each term as defined in the Company’s Executive Severance Plan), then subject to your execution and non-revocation of the Separation Agreement and Release contemplated by the Executive Severance Plan within 60 days following the date of your Qualified Termination, the CIC Eligible PSUs shall become fully vested as of the date of such Qualified Termination Event, or if later, the date of the Change in Control.

6.Certification of Achievement
The Compensation Committee in its good faith reasonable discretion, shall determine achievement of each of the Performance Goals and the corresponding Performance Attainment Factor for each Performance Period as soon as administratively practicable on or following the final day of such Performance Period (such Compensation Committee action, to “Certify” and the final date thereof following completion of the Three-Year Performance Period, the “Final Certification Date”).
7.Adjustments
The Compensation Committee may approve adjustments to the Performance Goals to reflect pro forma expectations established at the time of any merger or acquisition transaction, taking into account factors including the anticipated accretive benefits resulting from the applicable transaction.
8.Settlement
Subject to Section 5 of the Global Performance-Based Restricted Stock Unit Award Agreement, any Eligible PSUs or CIC Eligible PSUs, as applicable, will be settled through issuance of shares of Common Stock on the first Quarterly Installment Date to occur following the date on which such PSUs vest pursuant to this Attachment I, except as otherwise required or permitted by Section 409A.
9.Definitions
“Adjusted EBITDA” means the Company’s net income or loss excluding amortization of acquired intangible assets, depreciation, acquisitions, restructurings and reorganizations, insurance reimbursement for legal expenses, interest, income tax, and other non-operating activities, which primarily consist of foreign exchange rate gains or losses.
“Adjusted EBITDA Margin” means for the Company (on a consolidated basis), Adjusted EBITDA divided by Revenue, expressed as a percentage.
“Performance Attainment Factor” means a percentage that represents the extent to which a Performance Goal has been achieved during a given Performance Period. This factor is used to determine the number of PSUs that become eligible for vesting based on the level of attainment of the Performance Goals, as determined by the Compensation Committee.
“Revenue” shall mean the Company’s consolidated revenue, as reported by the Company in its Annual Report on Form 10-K in accordance with generally accepted accounting principles.

EXHIBIT A
Unity Software Inc.
2020 Equity Incentive Plan
Appendix to Global Performance-Based Restricted Stock Unit Award Agreement
Terms and Conditions
This Appendix includes additional terms and conditions that govern the PSU Award granted to you under the Plan if you reside and/or work outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Global Performance-Based Restricted Stock Unit Award Agreement to which this Appendix is attached.
If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding securities, exchange controls, tax, and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for the convenience of you and is based on the securities, exchange control, tax, and other laws in effect in the respective countries as of February 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the PSU Award or sell any shares of Common Stock acquired at vesting of the PSU Award.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.
Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.
TERMS AND CONDITIONS APPLICABLE TO NON-U.S. PARTICIPANTS
In accepting the PSU Award, you acknowledge, understand and agree to the following:
1.Data Privacy Information. The Company is located at 30 3rd Street, San Francisco, CA 94103, United States, and grants Awards to employees of the Company and its Affiliates, at the Company’s sole discretion. If you would like to participate in the Plan, please review the following information about the Company’s data processing practices.
The following provision applies to Participants who work and/or reside outside the European Union/European Economic Area.
Data Collection and Usage. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Grant Notice and the Agreement by and among, as applicable, the Company, the Service Recipient and other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

Data Processing. You understand that the Company and the Service Recipient hold certain personal information about you, including, without limitation, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
Stock Plan Administration, Data Transfer, Retention and Data Subject Rights. You understand that the Data will be transferred to the Charles Schwab & Co., Inc. (including its affiliated companies) (“Schwab”), Equity Plan Solutions (“EPS”), and/or such other stock plan service provider as the Company may select to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in your country of work and/or residence, or elsewhere, and that any recipient’s country may have different data privacy laws and protections than your country of work and/or residence. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Schwab, EPS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the PSU Award or other equity awards or administer or maintain such awards. Therefore, you understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
The following provision applies to Participants who work and/or reside inside the European Union/European Economic Area (including Switzerland and the United Kingdom).
Data Collection and Usage. The Company, the Service Recipient, and other Affiliates collect, process, transfer and use personal data about you that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), which the Company receives from you or the Service Recipient.
Purposes and Legal Bases of Processing. The Company processes the Data for the purpose of performing its contractual obligations under the Agreement, granting PSU Award, implementing, administering and managing your participation in the Plan. The legal basis for the processing of the Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc. (including its affiliated companies) (“Schwab”), Equity Plan Solutions (“EPS”), independent service providers with operations, relevant to the Company, in Canada and the United States, and/or such other stock plan service provider as the Company may select to assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your Data with another service provider that serves in a similar manner. The Company’s service provider may open an account for you to receive and trade shares of Common Stock. The processing of your Data will take place through both electronic and non-electronic means. You may be asked to agree on separate terms and data processing practices with Schwab, EPS, or such other stock plan service provider as may be selected by the Company, with such agreement being a condition of the ability to participate in the Plan.
International Data Transfers. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any then-current recipients of the Data by contacting your local human resources representative. When transferring Data to its affiliates, Schwab, EPS, or such other stock plan service provider as may be selected by the Company, the Company provides appropriate safeguards described in the Company’s applicable policy on data privacy.
Data Retention. The Company will use your Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with Applicable Laws, exercise or defense of legal rights, or archiving, deletion, and backup purposes. When the Company no longer needs your Data, the Company will remove it from its systems to the fullest extent reasonably practicable. The Company may keep some of your Data longer to satisfy legal or regulatory obligations and the Company’s legal basis for such use would be necessary to comply with legal obligations.
Contractual Requirement. Your provision of Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Data, the Company may not be able to allow you to participate in the Plan, grant PSU Awards to you or administer or maintain such PSU Awards. However, your participation in the Plan and your acceptance of the Agreement are purely voluntary. While you will not receive the PSU Award if you decide against participating in the Plan or providing Data as described above, your career and salary will not be affected in any way.
Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of your Data the Company processes, (ii) rectify incorrect Data and/or delete your Data, (iii) restrict processing of your Data, (iv) portability of your Data, (v) lodge complaints with the competent data protection authorities in your country and/or (vi) obtain a list with the names and addresses of any recipients of your Data. To receive clarification regarding your rights or to exercise your rights please contact the Company at equityopertions@unity.com.
2.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to directly or indirectly accept, acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to the shares of Common Stock, or rights linked to the value of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by you before possessing the inside information. Furthermore, you may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

3.Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Furthermore, if you have received this Agreement, or any other document related to the PSU Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by Applicable Laws.
4.Foreign Asset/Account Reporting Requirements. You acknowledge that there may be certain foreign asset and/or account, exchange control and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including any proceeds arising from the sale of shares of Common Stock or the payment of any cash dividends on the Common Stock) in a bank or brokerage account outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. It is your responsibility to be compliant with such regulations and you should speak with your personal advisor on this matter.
5.Additional Acknowledgments and Agreements. In accepting the PSU Award, you also acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Plan is operated and the PSU Award is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights you may have under this Agreement, including related to the issuance of shares of Common Stock pursuant to the PSU Award, may be raised only against the Company but not any Affiliate (including, but not limited to, the Service Recipient;
(c)the grant of the PSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(d)all decisions with respect to future PSU Awards or other grants, if any, will be at the sole discretion of the Company;
(e)the PSU Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Service Recipient, or any other Affiliate, and shall not interfere with the ability of the Company, the Service Recipient or any other Affiliate, as applicable, to terminate your employment or service relationship at any time;
(f)You are voluntarily participating in the Plan;
(g)the PSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(h)the PSU Award and the shares of Common Stock subject to the PSU Award, and the income from and value of same, are an extraordinary item of compensation outside the scope of your employment or service contract, if any, and are not to be considered part of your normal or expected compensation for any purpose, including but not limited to calculating severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(i)the future value of the shares of Common Stock underlying the PSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(j)unless otherwise agreed with the Company, the PSU Award and the shares of Common Stock underlying the PSU Award, and the income from and value of same, are not granted as consideration for, or in connection with, service you may provide as a director of an Affiliate;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSU Award or the recoupment of any shares of Common Stock or other benefits or payments acquired under the Plan resulting from (i) the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or providing service or the terms of your employment or service agreement, if any) and/or (ii) the application of the Clawback Policy or any recoupment or clawback policy otherwise required by Applicable Law;
(l)for purposes of the PSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company or provided in the Agreement, your right to vest in the PSU Award will terminate as of such date and will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the PSU Award (including whether you may still be considered to be providing service while on a leave of absence);
(m)unless otherwise provided in the Plan or by the Company in its discretion, the PSU Award and the benefits evidenced by this Agreement do not create any entitlement to have the PSU Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;
(n)the PSU Award and the shares of Common Stock subject to the PSU Award are not part of normal or expected compensation or salary for any purpose; and
(o)neither the Company, the Service Recipient nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSU Award or of any amounts due to you pursuant to the vesting of the PSU Award or the subsequent sale of any shares of Common Stock acquired upon vesting.
BELGIUM
Notifications
Foreign Asset / Account Tax Reporting Information. Belgian residents are required to report any security or bank accounts (including brokerage accounts) opened and maintained outside Belgium on their annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.
CANADA
Terms and Conditions
Settlement. The following provision supplements Section 5 of the Global Performance-Based Restricted Stock Unit Award Agreement:
Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the PSU Award shall be settled only in shares of Common Stock. This provision is without prejudice to the application of Section 4 of the Global Performance-Based Restricted Stock Unit Award Agreement.

Termination of Service. The following provision replaces Section 5(l) of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
For purposes of the PSU Award, your Continuous Service will be considered terminated on, and your right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from any portion of the PSU Award pursuant to the Agreement will be measured by the date you are no longer actually providing Continuous Service (the “Termination Date”). Unless explicitly required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, you will not earn or be entitled to any pro-rated vesting for the portion of time before the Termination Date, nor will you be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the PSU Award under the Plan, if any, will terminate effective as of the last day of the your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the your statutory notice period, nor will you be entitled to any compensation for lost vesting. For further clarity, any reference to a termination of your Continuous Service or a termination date under this Agreement or the Plan will be interpreted to mean the Termination Date;
The following provisions will apply if you are a resident of Quebec:
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements Section 1 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You acknowledge that your Data, including any sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. You further authorize the Company and/or any Affiliate to disclose and discuss the Plan with their advisors. You further authorize the Company and any Affiliate to record such information and to keep such information in your employee file. If applicable, you also acknowledge that the Company, the Service Recipient, and/or any Affiliate, Schwab, EPS and other service providers designated by the Company may use technology for profiling purposes and make automated decisions that may have an impact on your participation in the Plan or the administration of the Plan.
Notifications
Securities Law Information. The sale or other disposal of the Shares acquired at vesting of the RSU may not take place within Canada. You will be permitted to sell or dispose of any shares of Common Stock under the Plan only if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the New York Stock Exchange).
Foreign Asset/Account Reporting Information. You are required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total value of the foreign specified property exceeds a certain threshold (currently C$100,000) at any time in the year. Foreign specified property includes shares of Common Stock acquired under the Plan, and may include the PSU Award. The PSU Award must be reported (generally at a nil cost) if the applicable cost threshold is exceeded because of other foreign specified property you hold. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the Common Stock at the time of acquisition, but if you owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock. The form must be filed by April 30 of the following year. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA
Terms and Conditions
The following provisions apply to you if you are subject to exchange control restrictions imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
Vesting of PSU Award. The following provision supplements Section 5 of the Global Performance-Based Restricted Stock Unit Award Agreement.
In addition to the vesting schedule set forth in the Grant Notice, the vesting of the PSU Award is conditioned on the Company’s completion of a registration of the Plan with SAFE and on the continued effectiveness of such registration (the “SAFE Registration Requirement”). In the event that the SAFE Registration Requirement has not been met prior to any date(s) on which the PSU Award is otherwise scheduled to vest, the vesting date for any such PSU Award shall instead occur once the SAFE Registration Requirement is met, as determined by the Company in its sole discretion (the “Actual Vesting Date”).
If or to the extent the Company is unable to complete or maintain the SAFE registration, no shares of Common Stock subject to the PSU Award for which a SAFE registration cannot be completed or maintained shall be issued.
Forced Sale of Shares. The Company has discretion to arrange for the sale of the shares of Common Stock issued upon settlement of the PSU Award, either immediately upon settlement or at any time thereafter. In any event, if your Continuous Service is terminated, you will be required to sell all shares of Common Stock acquired upon settlement of the PSU Award within such time period as required by the Company in accordance with SAFE requirements. Any shares of Common Stock remaining in your brokerage account at the end of this period shall be sold by the broker (on your behalf and you hereby authorize such sale). You agree to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of shares of Common Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. You acknowledge that neither the Company nor the designated broker is under any obligation to arrange for the sale of shares of Common Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Common Stock are sold, the sale proceeds, less any withholding of Tax Liability, broker’s fees or commissions, and any similar expenses of the sale will be remitted to you in accordance with applicable exchange control laws and regulations.
Due to fluctuations in the price of the Common Stock and/or the U.S. Dollar exchange rate between the settlement date and (if later) the date on which the shares of Common Stock are sold, the sale proceeds may be more or less than the fair market value of the shares of Common Stock on the vesting date (which is the amount relevant to determining your Tax Liability). You understand and agrees that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuation in the price of Common Stock and/or U.S. Dollar exchange rate.
Shares Must Remain With Company’s Designated Broker. You agree to hold any shares of Common Stock received upon settlement of the PSU Award with the Company’s designated broker until the shares of Common Stock are sold. The limitation shall apply to all shares of Common Stock issued to you under the Plan, whether or not you remain in Continuous Service.
Exchange Control Obligations. You understand and agree that you will be required to immediately repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan and any cash dividends paid on such shares of Common Stock. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or an Affiliate), and you hereby consent and agree that any sale proceeds and cash dividends may be transferred to such special account by the Company (or an Affiliate) on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account.

The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company (and its Affiliates) are under no obligation to secure any particular exchange conversion rate and that the Company (and its Affiliates) may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company (or its Affiliates) in the future in order to facilitate compliance with exchange control requirements in China.
COLOMBIA
Terms and Conditions
Nature of Grant. Pursuant to article 127 of the Colombian Labor Code, neither the PSU Award nor any proceeds or other funds you may receive pursuant to the PSU Award will be considered a salary payment for any legal purpose, including, but not limited to, determining vacation pay, termination indemnities, payroll taxes or social insurance contributions. In consequence, the PSU Award and any proceeds or other funds you may receive pursuant to the PSU Award will be considered as non-salary payments as per Article 128 of the Colombian Labor Code (as amended by Article 15 of Law 50 of 1990) and Article 17 of Law 344 of 1996.
Notifications
Securities Law Information. The shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and, therefore, the Shares may not be offered to the public in Colombia. Nothing in the Grant Notice, the Agreement, the Plan or any other document related to the PSU Award shall be construed as the making of a public offer of securities in Colombia.
Exchange Control Information. You are responsible for complying with any and all Colombian foreign exchange requirements in connection with the PSU Award, any shares of Common Stock acquired and funds remitted into Colombia in connection with the Plan. This may include, among others, reporting obligations to the Central Bank (Banco de la República) and, in certain circumstances, repatriation requirements. You are responsible for ensuring your compliance with any applicable requirements and should speak to your personal legal advisor on this matter.
Foreign Asset / Account Tax Reporting Information. You must file an annual return providing details of assets held abroad to the Colombian Tax Office (Dirección de Impuestos y Aduanas Nacionales). If the individual value of these assets exceeds a certain threshold (currently 2,000 UVT), you must identify and characterize each asset, specify the jurisdiction in which it is located, and provide its value.
You should consult with your personal legal advisor to ensure compliance with the applicable requirements.
DENMARK
Terms and Conditions
Stock Option Act Notification. You acknowledge you have been provided with an Employer statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. The Employer statement is attached hereto as Exhibit B.
Notifications
Foreign Asset / Account Tax Reporting Information. If you establish an account holding shares of Common Stock or cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.

FINLAND
There are no country-specific terms.
FRANCE
Terms and Conditions
Type of PSU Award. The PSU Award is not intended to qualify for specific tax or social security treatment in France.
Language Consent. By accepting the PSU Award, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement), which were provided in English language. You accept the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
Notifications
Foreign Asset/Account Tax Reporting Notification. French residents holding cash or securities (including shares of Common Stock acquired under the Plan) outside France must declare such accounts to the French Tax Authorities when filing their annual tax returns.
GERMANY
Notifications
Exchange Control Notification. Cross-border payments in excess of a certain threshold (currently €50,000) (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount in connection with your participation in the Plan (including if you acquire shares of Common Stock under the Plan with a value in excess of €50,000 or sell shares of Common Stock via a foreign broker, bank or service provider and receive proceeds in excess of €50,000) and/or if the Company withholds or sells shares of Common Stock with a value in excess of €50,000 to cover Tax Liability, you must report the payment to the Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. You should consult your personal legal advisor to ensure compliance with applicable reporting requirements.
Foreign Asset/Account Reporting Notification. If your acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds EUR 150,000 or (ii) in the unlikely event you hold shares of Common Stock exceeding 10% of the total Common Stock. However, if the shares of Common Stock are listed on a recognized U.S. stock exchange (e.g., the New York Stock Exchange) and you own less than 1% of the Company, this requirement will not apply to you.
HONG KONG
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan, the grant of the PSU Award does not provide any right for you to receive a cash payment. The PSUs are payable in shares of Common Stock only.
Sale of Shares. In the event the PSU Award vests within six months of the Date of Grant, you agree that you will not dispose of the shares of Common Stock acquired prior to the six-month anniversary of the Date of Grant.

Notifications
Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
INDIA
Notifications
Exchange Control Information. You must repatriate any funds recognized in connection with the PSU Award to India within certain prescribed time periods (e.g., proceeds from the sale of shares of Common Stock must be repatriated within 180 days of receipt or within such other period of time as may be required under applicable regulations). You should obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company, or the Service Recipient requests proof of repatriation. You also agree to provide any information that may be required by the Company or the Service Recipient to make any applicable filings under exchange control laws in India.
Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in their annual tax return.
IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors or secretaries of an Irish Affiliate must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., PSU Awards granted under the Plan, shares of Common Stock, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time, but only to the extent such individuals own 1% or more of the total Common Stock. If applicable, this notification requirement also applies with respect to the interests of the spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary).
ISRAEL
Terms and Conditions
The following provisions apply if you were an Israeli tax resident when the PSU Award was granted:
Trust Arrangement. You understand and agree that the PSU Award granted under the Agreement is subject to and in accordance with the terms and conditions of the Plan, the Israeli Subplan (the “Sub-Plan”), the Agreement, the Trust Agreement (the “Trust Agreement”), between the Company and the Company’s trustee, IBI Capital Trust Ltd. (the “Trustee”) or any successor trustee, appointed by the Company or an Affiliate. In the event of any inconsistencies between the Sub-Plan, the Agreement and/or the Plan, the Sub-Plan will govern.
Type of Grant. The PSU Award is intended to qualify for favorable tax treatment in Israel as a “Trustee 102 Award” (as defined in the Sub-Plan) subject to the terms and conditions of Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 (“Section 102”) and the rules promulgated thereunder. Notwithstanding the foregoing, by accepting the PSU Award, you acknowledge that the Company cannot guarantee or represent that the favorable tax treatment under the 102 Capital Gains Track will apply to the PSU Award.

By accepting the PSU Award, you: (a) acknowledge receipt of and represent that you have read and are familiar with the terms and provisions of Section 102, the Plan, the Sub-Plan, and the Agreement; (b) accept the PSU Award subject to all of the terms and conditions of the Agreement, the Plan, the Sub-Plan and Section 102 and the rules promulgated thereunder; and (c) agree that the PSU Award and/or any shares of Common Stock issued in connection therewith, will be registered for your benefit in the name of the Trustee as required to qualify under Section 102.
You hereby undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any PSU Award or shares of Common Stock granted thereunder. You agree to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with Section 102 and the Income Tax Ordinance (New Version) – 1961 (“ITO”).
Electronic Delivery. To the extent required pursuant to Israeli tax law and/or by the Trustee, you consent and agree to deliver written notices and/or actual copies of any notices or confirmations provided by you related to your participation in the Plan. If you reside in Israel and have not already signed an Israeli consent in connection with grants made under the Plan, then upon the Company’s request you must sign and deliver a copy of the Israeli consent provided by the Company within 60 days to equityoperations@unity.com or such other address specified by the Company. If the Company or its Affiliate in Israel do not receive the signed Israeli consent within 60 days of such request, the Company may cancel the PSU Award in which case, the PSU Award will become null and void.
The following provisions apply if you were not an Israeli tax resident when the PSU Award was granted or if the PSU Award does not qualify as a 102 Capital Gains Track Grant:
Immediate Sale Restriction. Notwithstanding anything to the contrary in the Plan or the Agreement, you may be required to immediately sell all shares of Common Stock acquired upon vesting and settlement of the PSU Award. Pursuant to this requirement, you authorize the Company to instruct its designated broker to assist with the mandatory sale of the shares of Common Stock (on your behalf pursuant to this authorization without further consent) and you expressly authorize such broker to complete the sale of such shares of Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay to you, the cash proceeds from the sale, less any brokerage fees or commissions and any Tax Liability.
Notifications
Securities Law Information. The Company has obtained an exemption to the prospectus filing requirement from the Israeli Securities Authority. Accordingly, PSU Awards will be offered pursuant to an exemption from filing a Plan prospectus granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available from the Company.
JAPAN
Notifications
Foreign Asset / Account Reporting Information. You will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding a certain threshold (currently ¥50,000,000). Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether the requirement extends to any outstanding PSU Awards, shares of Common Stock and/or cash acquired under the Plan.

LITHUANIA
Terms and Conditions
Language Consent. By accepting the PSU Award, you unambiguously and irrevocably confirm having read and understood the documents relating to the PSU Award (the Plan and the Agreement), which were prepared and provided in English language. You confirm and declare fully and wholly accept the terms of those documents accordingly.
Priimdamas PSU Award, Dalyvis nedviprasmiškai ir neatšaukiamai patvirtina, jog, perskaitė ir suprato dokumentus susijusius su RSU teise (Planą ir Sutartį), kurie yra parengti ir pateikti anglų kalba. Atitinkamai, Dalyvis patvirtina ir pareiškia, jog pilvai ir visiškai sutinka su šiuose dokumentuose išdėstytomis sąlygomis.
Notifications
Foreign Asset / Account Reporting Information. You may be required to file an Annual Asset Return of the Individual (Family) in Form No. FR0001 with respect to assets held outside of Lithuania (i.e., shares of Common Stock) and a foreign account report. You should consult with your personal tax advisor regarding your reporting obligations.
Tax Reporting Requirements. You must file an annual tax return providing details of income received from abroad (including income in kind – the shares of Common Stock once they are obtained under the title of ownership) to the State Tax Inspectorate of the Republic of Lithuania.
PORTUGAL
Terms and Conditions
Language Consent. You expressly declare that you have full knowledge of the English language and have read, understood and fully accept and agree with the terms and conditions established in the Plan and the Agreement.
Conhecimento da Lingua. Pelo presente instrumento, você declara expressamente que tem pleno conhecimento da língua Inglesa e que leu, compreendeu e livremente aceitou e concordou dos termos e condições estabelecidas no Plano e no Acordo de Inscrição.
Notifications
Exchange Control Information. If you receive shares of Common Stock under the Plan, the acquisition of the shares should be reported to the Banco de Portugal for statistical purposes. If the shares of Common Stock are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on your behalf. If the shares of Common Stock are not deposited with a commercial bank or financial intermediary in Portugal, you are responsible for submitting the report to the Banco de Portugal.
SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. The PSU Award is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and you will not be able to make any subsequent offer to sell or sale of the shares of Common Stock in Singapore, unless such offer or sale is made (i) after six (6) months from the Date of Grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA or (iii) pursuant to, and in accordance with, the conditions of, any other applicable provisions of the SFA.

Notifications
Securities Law Notice. The offer of the Plan, the grant of the PSU Award, and the value of the underlying shares of Common Stock at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification. You understand and acknowledge that if you are a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act, regardless of whether you are a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., an PSU Award or shares of Common Stock) in the Company. In addition, you must notify the Singapore Affiliate when you sell shares of Common Stock (including when you sell shares of Common Stock acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company. In addition, a notification must be made of your interests in the Company within two days of becoming a director, associate director or shadow director.
SOUTH KOREA
Notifications
Exchange Control Information. Korean residents who sell shares of Common Stock acquired under the Plan and/or receive cash dividends on the shares of Common Stock must file a report with a Korean foreign exchange bank if the proceeds exceed a certain threshold (currently, USD 5,000 per transaction) and are deposited into a non-Korean bank account. The report is not required if proceeds are deposited into a non-Korean brokerage account. It is your responsibility to comply with any applicable exchange control reporting obligations. You should consult with your personal legal advisor to determine your reporting obligations.
Foreign Asset / Account Tax Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds a certain threshold (currently KRW 500,000,000, or an equivalent amount in foreign currency). You should consult with your personal tax advisor to ensure compliance with the applicable requirements.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 5 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
In accepting the PSU Award, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant PSU Awards under the Plan to Employees, Consultants, and Directors throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Company on an ongoing basis; (ii) the PSU Award and any shares of Common Stock acquired under the Plan are not part of any employment or service contract (either with the Company, the Service Recipient or any other Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever; and (iii) the PSU Award will cease upon the termination of your Continuous Service for any reason unless otherwise provided in the Agreement, as detailed below. In addition, you understand that this grant would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the PSU Award shall be null and void.

You understand and agree that, as a condition of the grant of the PSU Award, the termination of your Continuous Service for any reason (including the reasons listed below) will automatically result in the loss of your right to vest in the PSU Award, unless otherwise provided in the Agreement. In particular, unless otherwise provided in the Agreement, you understand and agree that any PSU Award which has not vested as of the date you are no longer actively providing service will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of a termination of your Continuous Service by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Global Performance-Based Restricted Stock Unit Award Agreement as well as Section 5 of the Terms and Conditions Applicable to All Non-U.S. Participants (as supplemented by this provision).
Notifications
Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the PSU Award. The Plan, the Agreement and any other documents evidencing the grant of the PSU Award have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.
Exchange Control Information. You may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to you by the Company) if the balances in such accounts and the value of such instruments as of December 31, or the volume of the transactions with non-Spanish residents during the prior or current year, exceed a certain threshold (currently €1,000,000).
Foreign Asset/Account Reporting Information. You are required to report rights or assets deposited or held outside of Spain (including shares of Common Stock acquired under the Plan or cash proceeds from the sale of such shares of Common Stock) as of December 31 of each year, if the value of such rights or assets exceeds a certain threshold (currently €50,000) per type of right or asset. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than a certain threshold (currently €20,000) or if the ownership of the assets is transferred or relinquished during the year. The reporting requirement must be completed by the following March 31.
The exchange control and foreign asset / account reporting requirements in Spain are complex. You should consult your personal legal and tax advisors to ensure compliance with the applicable requirements.
SWEDEN
Terms and Conditions
Authorization to Withhold. The following provision supplements Section 4 of the Global Performance-Based Restricted Stock Unit Award Agreement:
Without limiting the Company’s or the Service Recipient’s authority to satisfy their withholding obligations for any Tax Liability as set forth in Section 4 of the Global Performance-Based Restricted Stock Unit Award Agreement, in accepting the PSU Award, you authorize the Company and/or the Service Recipient to withhold or sell shares of Common Stock otherwise deliverable to you upon exercise to satisfy any Tax Liability, regardless of whether the Company or the Service Recipient has a withholding obligation on any such Tax Liability.

SWITZERLAND
Notifications
Securities Law Information. Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an Employee; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
UKRAINE
Notifications
Exchange Control Information. You understand that you are responsible for complying with the applicable exchange control regulations in Ukraine. As exchange control regulations in Ukraine may change without notice, you should consult a legal advisor prior to opening any account outside of Ukraine and in connection with the acquisition and sale of any shares of Common Stock under the Plan to ensure your compliance with the regulations.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to eligible Employees, Consultants, and Directors and is in the nature of providing equity incentives. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“RSU Documents”), are intended for distribution only to such eligible Employees, Consultants, and Directors and must not be delivered to, or relied on by, any other person.
The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any RSU Documents and have not approved the RSU Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content. You should conduct your own due diligence on the securities offered. You acknowledge that if you do not understand the contents of the RSU Documents, you should consult an authorized financial advisor.
UNITED KINGDOM
Terms and Conditions
Tax Responsibility and Satisfaction. The following provision supplements Section 4 of the Global Performance-Based Restricted Stock Unit Award Agreement:
Income tax and national insurance contributions may arise on vesting of (or any other dealing in) the PSU Award, and you agree to meet any such Tax Liability, including employee’s primary Class 1 and Service Recipient’s secondary Class 1 national insurance contributions (“NICs”) arising on vesting of the PSU Award for which the Service Recipient is required to account to HM Revenue and Customs (“HMRC”). It is a condition of accepting the PSU Award that, if required by the Company or any Affiliate, you enter into such arrangements as the Company or any Affiliate may require for satisfaction of those Tax Liabilities. You acknowledge that you may be required, prior to vesting of the PSU Award, to enter into a joint election whereby the Service Recipient’s liability for national insurance contributions is transferred to you on terms set out in the election and approved by HMRC.
Without limitation to Section 4 of the Global Performance-Based Restricted Stock Unit Award Agreement, you agree that you are responsible for all Tax Liability and hereby covenant to pay all such Tax Liability, as and when requested by the Company or an Affiliate or by HMRC (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and its Affiliates against any Tax Liability they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any withholding obligation for Tax Liability not collected from or paid by you, in case the indemnification could be considered to be a loan. In this case, the Tax Liability not collected or paid may constitute a benefit to you on which additional income tax and NICs may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or an Affiliate (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be obtained from you by any of the means referred to in Section 4 of the Global Performance-Based Restricted Stock Unit Award Agreement.

Participant:
Date:

EXHIBIT B
Unity Software Inc.
2020 Equity Incentive Plan
Denmark - Employer Statement

AFTALE OM TILDELING AF RESTRICTED STOCK UNITS (RSU’ER), HERUNDER ERKLÆRING I HENHOLD TIL AKTIEOPTIONSLOVEN	AGREEMENT CONCERNING GRANTING OF RESTRICTED STOCK UNITS, INCLUDING STATEMENT PURSUANT TO THE DANISH STOCK OPTION ACT

Unity Technologies ApS Loevstraede 5, DK-1152 København K Danmark (det “Danske Selskab”)	Unity Technologies ApS Loevstraede 5, DK-1152 Copenhagen K Denmark (the “Danish Company”)

Og	and

den i Tildelingsmeddelelsen anførte Deltager (“Medarbejderen”)	the Participant named in the Grant Notice (the “Employee”)

og	and

Unity Software Inc. 30 3rd Street San Francisco, Californien 94103 USA (“Selskabet”)	Unity Software Inc. 30 3rd Street San Francisco, California 94103 USA (the “Company”)

har indgået denne aftale (den “Danske Aftale”) vedrørende de betingede aktieenheder restricted stock units (“RSU’er”), som Selskabet har tildelt Medarbejderen. Den Danske Aftale udgør endvidere en erklæring til Medarbejderen i henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold (“Aktieoptionsloven”).	have entered into this agreement (the “Danish Agreement”) concerning the restricted stock units (the “PSUs”) granted by the Company to the Employee. The Danish Agreement also constitutes a statement to the Employee pursuant to section 3 (1) of the Danish Act on the exercise of stock acquisition rights or stock subscription rights in employment relationships, etc. (the “Stock Option Act”).

I tilfælde af uoverensstemmelser mellem den Danske Aftale og Medarbejderens ansættelsesaftale med det Danske Selskab har den Danske Aftale forrang.	In the event of any discrepancies between the Danish Agreement and the Employee’s contract of employment with the Danish Company, this Danish Agreement shall prevail.

Selskabet har vedtaget et RSU-program, der omfatter medarbejdere i Selskabet og dettes tilknyttede virksomheder, herunder det Danske Selskabs medarbejdere. Vilkårene for RSU-programmet, der også omfatter de RSU’er, der tildeles i medfør af den Danske Aftale, fremgår af “Unity Software Inc. 2020 Equity Incentive Plan” (“Planen”) og “Unity Software Inc. Global Performance-Based Restricted Stock Unit Award Agreement and PSU Award Grant Notice (“RSU-Aftalen”) (Planen og RSU-Aftalen benævnes herefter samlet “RSU-Programmet”). Denne Danske Aftale er betinget af Medarbejderens samtidige indgåelse af RSU-Aftalen.	The Company has adopted an RSU program covering the employees of the Company and its affiliates, including the employees of the Danish Company. The terms of the RSU program, which also include the PSUs granted under the Danish Agreement, appear in the Unity Software Inc. 2020 Equity Incentive Plan (the “Plan”) and the Unity Software Inc. Global Performance-Based Restricted Stock Unit Award Agreement and PSU Award Grant Notice (the “RSU Agreement”), (the Plan and RSU Agreement are hereinafter referred to as the “RSU Program”). This Danish Agreement is contingent on the Employee’s concurrent execution of the RSU Agreement.

Vilkårene i RSU-Programmet finder anvendelse på Medarbejderens RSU’er, medmindre denne Danske Aftale fastsætter vilkår, der fraviger vilkårene i RSU-Programmet. I sådanne tilfælde har vilkårene i denne Danske Aftale forrang.	The terms of the RSU Program apply to the Employee’s PSUs, unless this Danish Agreement stipulates terms that deviate from the terms of the RSU Program. In such situations, the terms of this Danish Agreement shall prevail.

Definitioner anvendt i denne Danske Aftale vil have samme betydning som i RSU-Programmet, medmindre andet følger af denne Danske Aftale.	The definitions in this Danish Agreement shall have the same meaning as the definitions of the RSU Program, unless otherwise provided by this Danish Agreement.

1	RSU’ER OF VEDERLAG	1	RSUS AND CONSIDERATION

1.1	Medarbejderen bliver løbende efter Selskabets Bestyrelses ("Bestyrelsen") skøn tildelt RSU’er, der giver Medarbejderen ret til at erhverve ordinære aktier (“Aktier”) i Selskabet. RSU’erne tildeles vederlagsfrit.	1.1	The Employee is granted PSUs on a current basis at the discretion of the Company’s Board of Directors (the “Board”), entitling the Employee to acquire shares of Common Stock (“Shares”) in the Company. The PSUs are granted free of charge.

1.2	Udstedelsen af Aktier finder sted som beskrevet i pkt. 5 i RSU-Aftalen. Der betales ingen udnyttelseskurs i forbindelse med RSU’ernes modning.	1.2	The issuance of Shares will take place as described in section 5 of the RSU Agreement. No exercise price is payable upon the vesting of the PSUs.

2	KRITERIER ELLER BETINGELSER FOR TILDELINGEN	2	CRITERIA OR CONDITIONS FOR THE GRANT

2.1	Medarbejdere, konsulenter og bestyrelsesmedlemmer i Selskabet eller et tilknyttet selskab, der er udpeget af Lønudvalget på datoen for tildelingens ikrafttræden, er berettigede til at deltage.	2.1	Employees, consultants and directors of the Company or an affiliate of the Company designated by the Committee on the effective date of the grant may be eligible to participate.

3	ØVRIGE VILKÅR	3	OTHER TERMS AND CONDITIONS

3.1	RSU’erne tildeles i overensstemmelse med RSU-Programmet.	3.1	The PSUs are granted under the RSU Program.

3.2	RSU’erne tildeles efter Lønudvalgets skøn i løbet af RSU-Programmets løbetid.	3.2	The PSUs are granted at the discretion of the Committee during the term of the RSU Program.

3.3	RSU’erne modnes i henhold til den i Tildelingsmeddelelsen anførte modningsplan.	3.3	The PSUs vest according to the vesting schedule set forth in the Grant Notice.

3.4	Modningen af RSU’er er betinget af, at Medarbejderen er ansat i det Danske Selskab eller en anden med Selskabet koncernforbundet enhed, og ingen RSU’er vil blive tildelt eller modnes efter ansættelsesforholdets ophør, uanset årsagen hertil, jf. dog pkt. 4 nedenfor. Modningen af RSU’er påvirkes ikke af lovreguleret orlov.	3.4	The vesting of PSUs is conditional on the Employee being employed with the Danish Company or another entity in the Company group and no PSUs are granted or shall vest after the termination of such employment, regardless of the reason for such termination, cf. however Section 4 below. The vesting of PSUs is not influenced by statutory leave.

4	FRATRÆDEN	4	TERMINATION

4.1	Som anført i Tildelingsmeddelelsen ophører modning af RSU'erne i tilfælde af ophør af Medarbejderens Fortsatte Ansættelse, undtagen hvor ophøret af Fortsat Ansættelse skyldes Medarbejderens død.	4.1	As set forth in the Grant Notice, except the case of termination due to death, vesting of the PSUs shall terminate upon the Employee’s termination of Continuous Service.

5	JUSTERING AF RSU’ERNE	5	ADJUSTMENT OF THE RSUS

5.1	Justering i forbindelse med kapitalændringer	5.1	Adjustment in connection with capital changes

5.2	Som yderligere beskrevet i RSU-Programmet gælder det, at hvis antallet af udestående Aktier ændres i forbindelse med en ændring i Selskabets kapitalstruktur uden vederlag såsom aktieudbytte, rekapitalisering, aktiesplit, omvendt aktie-split, opdeling eller omklassificering, kan der foretages justeringer, der kan påvirke RSU-Programmet, herunder justering af antallet og klasserne af Aktier, der kan leveres i henhold til Programmet, og af antallet af Aktier for hver endnu ikke modnet RSU i henhold til RSU-Programmet.	5.2	As further set out in the RSU Program, if the number of outstanding Shares is changed by a modification in the capital structure of the Company without consideration such as a stock dividend, recapitalization, stock split, reverse stock split, subdivision or reclassification then adjustments may be made that may impact the RSU Program including adjusting of the number and class of Shares that may be delivered under the Program, the number of Shares covered by each RSU under the RSU Program which has not yet vested.

5.3	Andre ændringer	5.3	Other changes

5.4	Såfremt der sker et kontrolskifte i Moderselskabet, kan der foretages justeringer i RSU-Programmet som nærmere beskrevet deri.	5.4	If there is a change in control of the Parent Company adjustments may be made to the RSU Program as further set out therein.

5.5	Lønudvalgets regulering af RSU’er	5.5	Committee’s regulation of PSUs

5.6	Lønudvalgets bemyndigelse til at regulere RSU’erne i de i dette pkt. 5 omhandlede situationer er underlagt pkt. 6 i Planen og pkt. 7 i RSU-Aftalen.	5.6	The Committee’s authority to regulate of the PSUs in the situations comprised by this section 5 shall be governed by section 6 of the Plan and section 7 of the RSU Agreement.

6	ØKONOMISKE ASPEKTER VED DELTAGELSE I ORDNINGEN	6	THE FINANCIAL ASPECTS OF PARTICIPATING IN THE SCHEME

6.1	RSU’erne er risikobetonede værdipapirer, der påvirkes af aktiemarkedet og Selskabets resultater. Som følge heraf er der ingen garanti for, at modningen af RSU’erne udløser en fortjeneste. RSU’erne indgår ikke i beregningen af feriepenge, fratrædelsesgodtgørelse, lovpligtig godtgørelse eller kompensation, pension og lignende.	6.1	The PSUs are risky securities influenced by the capital market and the Company’s results. Consequently, there is no guarantee that the vesting of the PSUs will trigger a profit. The PSUs are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

7	SKATTEMÆSSIGE FORHOLD	7	TAX MATTERS

7.1	De skattemæssige konsekvenser for Medarbejderen som følge af tildelingen af RSU’erne og modningen af disse er det Danske Selskab og Selskabet uvedkommende. Det Danske Selskab opfordrer Medarbejderen til at indhente individuel rådgivning om den skattemæssige behandling af tildelingen og modningen af RSU’erne.	7.1	Any tax consequences for the Employee arising out of the PSUs and the vesting thereof are of no concern to the Danish Company or the Company. The Danish Company encourages the Employee to obtain individual tax advice in relation to the effect of grant and vesting of the PSUs.

8	OVERDRAGELSE PANTSÆTNING AF RSU’ER MV.	8	TRANSFER AND PLEDGING OF PSUS, ETC.

8.1	PSU’erne er personlige og kan hverken sælges, bortgives, pantsættes eller på anden måde overdrages til tredjemand, hverken frivilligt eller ved udlæg.	8.1	The PSUs are personal instruments that cannot be sold, given away, pledged or otherwise transferred to a third party, whether voluntarily or by execution.

8.2	Udover at udgøre en erklæring i overensstemmelse med Aktieoptionsloven § 3, stk. 1, udgør denne Danske Aftale også en integreret del af Medarbejderens ansættelsesaftale med det Danske Selskab og er undergivet dansk lovgivning.	8.2	In addition to constituting a statement in accordance with section 3 (1) of the Danish Stock Option Act, this Danish Agreement constitutes an integral part of the Employee’s contract of employment with the Danish Company and is subject to Danish law.